UPDATE: RiverNorth CAPITAL AND iNCOME fUND, INC.
to redeem its outstanding 5.875% SERIES A term preferred stock

West Palm Beach, FL ‒ September 30, 2024 ‒ As announced in a press release dated September 4, 2024 (the “Prior Announcement”), the Board of Directors of the RiverNorth Capital and Income Fund, Inc. (the “Fund”) (NYSE: RSF) has authorized the redemption of all 1,656,000 outstanding shares of its 5.875% Series A Term Preferred Stock (the “Series A Preferred Stock”) (NYSE: RMPL).

The Prior Announcement had noted an anticipated redemption date of October 4, 2024; however, the Fund has determined that the redemption will occur on October 31, 2024 (the “Mandatory Redemption Date”). The Series A Preferred Stock redemption price is now estimated to be $25.31 per share of Series A Preferred Stock, which is equal to the liquidation preference of $25.00 per share plus $0.31 per share representing estimated accrued and unpaid dividends to the Mandatory Redemption Date. Once redeemed, the Series A Preferred Stock will no longer be deemed outstanding, dividends will cease to accumulate and all rights of the holders of the Series A Preferred Stock with respect to the Series A Preferred Stock will cease. The Fund has filed a notice of its intention to redeem the Series A Preferred Stock with the Securities and Exchange Commission.

In conjunction with the planned redemption, the Series A Preferred Stock will be suspended from the New York Stock Exchange (“NYSE”) before market open on the Mandatory Redemption Date.

All shares of the Series A Preferred Stock are held through the Depository Trust Company ("DTC") and shares will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series A Preferred Stock will be made by DST Systems, Inc. as redemption agent. Any questions may be directed to the redemption agent toll-free at 844-569-4750.

Investor Contact

RiverNorth CEF Investor Relations

800-646-0148, Option 1

CEF@rivernorth.com

RiverNorth Capital and Income Fund, Inc.

The Fund is a closed-end fund whose investment objective is to seek a high level of current income. As of August 31, 2024, RSF had approximately $113 million of total managed assets1 and 3.9 million shares of common stock outstanding.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund's investment return and principal value will fluctuate so that an investor's shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value of the fund's portfolio. There is no assurance that the Fund will achieve its investment objective.

RiverNorth Capital Management, LLC

RiverNorth Capital Management, LLC is an investment management firm founded in 2000. With $5.1 billion1 in assets under management as of August 31, 2024, RiverNorth specializes in opportunistic investment strategies in niche markets where the potential to exploit inefficiencies is greatest. RiverNorth is an institutional investment manager to registered funds, private funds, and separately managed accounts.

Forward-Looking Statements

This press release may contain forward-looking statements that reflect current expectations about the future results, performance, or actions of the Fund and can be identified by words such as “may,” “will,” “expect,” “plans,” “intend,” “anticipate”, “should,” “estimate” or similar expressions. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements because of a number of factors, including those described in the Fund’s filings with the Securities and Exchange Commission including the prospectus, dated February 28, 2024 (the “Prospectus”). The Fund undertakes no duty to update any forward-looking statement made herein.

Investors should consider the Fund's investment objective, risks, charges, and expenses carefully before investing. The Prospectus should be read carefully before investing. For more information, please read the Prospectus, call your financial professional or call 844.569.4750.

Investing in the Fund involves certain risks, including loss of principal, that are described in the "Risks" section of the Prospectus.

Marketing services provided by ALPS Distributors Inc.

RiverNorth Capital Management, LLC is not affiliated with ALPS Distributors, Inc. or DST Systems, Inc.

[1]	Managed Assets includes assets attributable to leverage and investments in affiliated funds.

RiverNorth® is a registered trademark of RiverNorth Capital Management, LLC.

©2000-2024 RiverNorth Capital Management, LLC. All rights reserved.

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